UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Triple-S Management Corporation

(Name of Issuer)
Common Stock Class B, $1.00 par value

(Title of Class of Securities)
896749108

(CUSIP Number)

December 31, 2013
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 896749108	SCHEDULE 13G/A	Page 2 of 10 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lakewood Capital Management, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,449,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,449,600
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,449,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12		TYPE OF REPORTING PERSON (See Instructions) IA

CUSIP No. 896749108	SCHEDULE 13G/A	Page 3 of 10 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lakewood Capital Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Liability Company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,449,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,449,600
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,449,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 896749108	SCHEDULE 13G/A	Page 4 of 10 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Lakewood Capital Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,449,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,449,600
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,449,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 896749108	SCHEDULE 13G/A	Page 5 of 10 Pages

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Anthony T. Bozza
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☒
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,449,600
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,449,600
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,449,600
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.8%
12		TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 896749108	SCHEDULE 13G/A	Page 6 of 10 Pages

Item 1.	(a) Name of Issuer

Triple-S Management Corporation

(b) Address of Issuer’s Principal Executive Offices

1441 F.D. Roosevelt Avenue

San Juan, Puerto Rico 00920

Item 2.	(a) Name of Person Filing

(b) Address of Principal Business Office, or, if none, Residence

(c) Citizenship

Lakewood Capital Management, LP

650 Madison Ave, 25th Floor

New York, New York 10022

Delaware Limited Partnership

Lakewood Capital Advisors, LLC

650 Madison Ave, 25th Floor

New York, New York 10022

Delaware Limited Liability Company

Lakewood Capital Partners, LP

650 Madison Ave, 25th Floor

New York, New York 10022

Delaware Limited Partnership

Anthony T. Bozza

650 Madison Ave, 25th Floor

New York, New York 10022

United States of America

(d) Title of Class of Securities

Common Stock, par value $0.01 per share

(e) CUSIP No.:

896749108

CUSIP No. 896749108	SCHEDULE 13G/A	Page 7 of 10 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 896749108	SCHEDULE 13G/A	Page 8 of 10 Pages

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Lakewood Capital Management, LP

Lakewood Capital Advisors, LLC

Lakewood Capital Partners, LP

Anthony T. Bozza

(a) Amount beneficially owned: 1,449,600

(b) Percent of class: 5.8%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 1,449,600

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 1,449,600

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not Applicable

Item 8. Identification and Classification of Members of the Group

Not Applicable

Item 9. Notice of Dissolution of Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 896749108	SCHEDULE 13G/A	Page 9 of 10 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2014

Lakewood Capital Management, LP
By: Lakewood Capital Advisors, LLC

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza

Lakewood Capital Advisors, LLC

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza

Lakewood Capital Partners, LP

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza

Anthony T. Bozza

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza

CUSIP No. 896749108	SCHEDULE 13G/A	Page 10 of 10 Pages

AGREEMENT

The undersigned agree that this Schedule 13G/A dated February 14, 2014, relating to the Common Stock of Triple-S Management Corporation shall be filed on behalf of the undersigned.

Dated: February 14, 2014

Lakewood Capital Management, LP
By: Lakewood Capital Advisors, LLC

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza

Lakewood Capital Advisors, LLC

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza

Lakewood Capital Partners, LP

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza

Anthony T. Bozza

By:	/s/ Anthony T. Bozza
	Name:	Anthony T. Bozza